Exhibit 99.1

Marinus Pharmaceuticals PROVIDES business UPDATE

and second quarter 2018 financial results

RADNOR, PA, August 2, 2018 (Globe Newswire) -- Marinus Pharmaceuticals, Inc.  (Nasdaq:MRNS) (“Marinus” or “Company”), a biopharmaceutical company dedicated to the development of innovative therapeutics to treat epilepsy and neuropsychiatric disorders, today provided a business update on its clinical development activities and reported its financial results for the second quarter ended June 30, 2018.

Near-term Clinical Value Catalysts

•	Complete enrollment of patients in ganaxolone intravenous (IV) portion of the Phase 2 Magnolia study in women with severe postpartum depression (PPD) in third quarter 2018
•	Report top-line data from ganaxolone IV portion of the Magnolia study in fourth quarter 2018
•	Report top-line oral ganaxolone data from Amaryllis study in women with PPD in fourth quarter 2018

“We achieved an important milestone in the second quarter with the initiation of a pivotal Phase 3 clinical trial evaluating the use of oral ganaxolone in children and young adults with CDKL5 Deficiency Disorder (CDD),” commented Christopher M. Cashman, chairman and chief executive officer of Marinus. “This is the first-ever phase 3 clinical trial for CDD, and the CDD community is awaiting treatment options to reduce the seizure burden of this disease. We are hopeful that ganaxolone may provide a benefit to this underserved patient population.”

Mr. Cashman continued, “We are continuing to enroll patients with postpartum depression in both our Magnolia and Amaryllis studies and look forward to reporting top-line data from both studies in the coming months.”

CDKL5 Deficiency Disorder (CDD)

•

The Company is enrolling patients in its pivotal Phase 3 clinical trial (Marigold Study) evaluating the use of oral ganaxolone in children and young adults with CDD. The Marigold Study is a global, double-blind, placebo-controlled, trial that will enroll approximately 70 patients between the ages of 2 and 21 with a confirmed disease-related CDKL5 gene variant. Patients will undergo a baseline period before being randomized to receive either ganaxolone (up to 1,800 mg/day) or placebo for 17 weeks, in addition to their existing anti-seizure treatment. Following the treatment period, all patients that meet certain eligibility requirements will have the opportunity to receive ganaxolone in the open label phase of the study. The study’s primary efficacy endpoint is percent reduction in seizures. Secondary outcome measures will include non-seizure-related endpoints to capture certain changes in behavioral and sleep disturbances that were reported in previous clinical studies with ganaxolone. There are currently no approved treatments for CDD.

Postpartum Depression (PPD)

•

The Company is in the process of completing enrollment in the IV only portion of the Magnolia study, a Phase 2 double-blind, placebo-controlled, dose-optimization clinical trial to evaluate ganaxolone in women diagnosed with severe PPD (Hamilton Depression Rating Scale (HAMD17) score ≥26). The efficacy endpoint is change from baseline in the HAMD17 score.  The Company expects to provide top-line data in the fourth quarter and discuss next steps in our PPD program, which include evaluating an IV followed by oral formulations of ganaxolone.

•

Enrollment is on-going in the Company’s Amaryllis study, a Phase 2 clinical trial to evaluate the safety, tolerability and efficacy of oral ganaxolone in women with moderate PPD (HAMD17 score of ≥ 20, but < 26). Patients enrolled in the initial open label phase of the study receive one of multiple treatment regimens with ganaxolone capsules which include once-daily dosing. The efficacy endpoint is change from baseline in the HAMD17 score. Data from the open label phase are expected in the fourth quarter of 2018 and will inform later stage development of novel treatment paradigms that may include an IV followed by oral ganaxolone pivotal program. Upon successful completion of the open label phase, the study will continue as a double-blind placebo-controlled trial.

Status Epilepticus (SE)

•

The Company is enrolling patients with refractory status epilepticus (RSE) in its Phase 2 study with ganaxolone IV. Initial data from this proof-of-concept study are expected in the fourth quarter of 2018.

Financial Update

At June 30, 2018, the Company had cash, cash equivalents and investments of $46.4 million.  The Company believes that its cash, cash equivalents and investments, as of June 30, 2018, are adequate to fund its operations into 2020.

Research and development expenses increased to $7.2 million and $11.2 million for the three and six months ended June 30, 2018, respectively, as compared to $2.8 million and $6.4 million for the same periods in the prior year.  The increase was related to preclinical and clinical expenses associated with our Phase 2 clinical trials in PPD and RSE and Phase 3 trial in CDD.

General and administrative expenses were $2.3 million and $4.5 million for the three and six months ended June 30, 2018, respectively, as compared to $1.7 million and $3.5 million for the same periods in the prior year.  The increase was driven primarily by an increase in non-cash stock-based compensation expense.

Readers are referred to, and encouraged to read in its entirety, the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2018, filed with the Securities and Exchange Commission, which includes further detail on the Company’s business plans and operations, financial condition and results of operations.

Marinus Pharmaceuticals, Inc.

Selected Financial Data (in thousands, except share and per share amounts)

(unaudited)

	June 30,	December 31,
	2018	2017

ASSETS
Cash and cash equivalents	$21,467	$33,531
Investments	24,902	24,825
Other assets	2,318	2,316
Total assets	$48,687	$60,672
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$3,560	$2,544
Other long term liabilities	107	120
Total liabilities	3,667	2,664
Total stockholders’ equity	45,020	58,008
Total liabilities and stockholders’ equity	$48,687	$60,672

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017

Expenses:
Research and development	$7,232	$2,817	$11,159	$6,390
General and administrative	2,338	1,691	4,526	3,503
Loss from operations	(9,570)	(4,508)	(15,685)	(9,893)
Interest income	65	31	181	71
Interest expense	—	(72)	—	(156)
Other income (expense)	1	(3)	—	(12)
Net loss	$(9,504)	$(4,552)	$(15,504)	$(9,990)
Per share information:
Net loss per share of common stock—basic and diluted	$(0.24)	$(0.21)	$(0.38)	$(0.47)
Basic and diluted weighted average shares outstanding	40,395,650	21,985,213	40,384,429	21,288,545

About Marinus Pharmaceuticals

Marinus Pharmaceuticals, Inc. is a biopharmaceutical company dedicated to the development of ganaxolone, which offers a new mechanism of action, demonstrated efficacy and safety, and convenient dosing to improve the lives of patients suffering from epilepsy and neuropsychiatric disorders. Ganaxolone is a positive allosteric modulator of GABAA that acts on a well-characterized target in the brain known to have anti-seizure, anti-depressant and anti-anxiety effects. Ganaxolone is being developed in three different dose forms (IV, capsule and liquid)

intended to maximize therapeutic reach to adult and pediatric patient populations in both acute and chronic care settings.  Marinus has initiated the first ever pivotal study in children with CDKL5 deficiency disorder, a rare form of epilepsy, and is currently conducting studies in patients with postpartum depression and refractory status epilepticus. For more information visit www.marinuspharma.com. Please follow us on Twitter: @MarinusPharma.

Forward-Looking Statements

To the extent that statements contained in this press release are not descriptions of historical facts regarding Marinus, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “may”, “will”, “expect”, “anticipate”, “estimate”, “intend”, “believe”, and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements.  Examples of forward-looking statements contained in this press release include, among others, statements regarding our interpretation of preclinical studies, development plans for our product candidate, including the development of dose forms, the clinical trial testing schedule and milestones, the ability to complete enrollment in our clinical trials, interpretation of scientific basis for ganaxolone use, timing for availability and release of data, the safety, potential efficacy and therapeutic potential of our product candidate and our expectation regarding the sufficiency of our working capital. Forward-looking statements in this release involve substantial risks and uncertainties that could cause our clinical development programs, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the uncertainties inherent in the conduct of future clinical trials, the timing of the clinical trials, enrollment in clinical trials, availability of data from ongoing clinical trials, expectations for regulatory approvals, the attainment of clinical trial results that will be supportive of regulatory approvals, and other matters, including the development of formulations of ganaxolone, and the availability or potential availability of alternative products or treatments for conditions targeted by the Company that could affect the availability or commercial potential of our drug candidates. Marinus undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the Company in general, see filings Marinus has made with the Securities and Exchange Commission.

CONTACT:

Lisa M. Caperelli

Executive Director, Investor & Strategic Relations

Marinus Pharmaceuticals, Inc.

484-801-4674

lcaperelli@marinuspharma.com